Exhibit 99.1

For Immediate Release

For Information Contact:
Reid Simpson	Kristi Emerson
Chief Financial Officer	Director, Corporate Communications
312.706.1706	303.915.9574
reids@eCollege.com	kristie@eCollege.com

eCollege® Achieves Record Third Quarter Earnings and Revenue,
and Provides Initial Outlook for Solid 2006 Growth

Company Reports Third Quarter EPS of $0.08 and Adjusted EPS of $0.15

CHICAGO – November 8, 2005 – eCollege® [Nasdaq: ECLG], a leading provider of value-added information services to the post-secondary education industry, today announced its financial results for the third quarter ended September 30, 2005.  Among the highlights, the Company achieved net income of $1.8 million ($0.08 per diluted share) for the third quarter of 2005, compared to net income of $1.1 million ($0.05 per diluted share) for the third quarter of 2004.

“We are having an outstanding year for earnings, and are exceeding the earnings guidance we gave at the beginning of the year by wide margins,” said Oakleigh Thorne, chairman and CEO of eCollege. “This is primarily a result of the operating leverage we are building into our businesses, a reduction in SOX and audit fees and lower interest payments.”

Thorne continued, “We expect a significant upturn in revenue growth for the fourth quarter as we realize an acceleration of marketing programs in our Enrollment Division and the impact of new customer signings and strong customer renewals in our eLearning Division.  Additionally, we expect strong revenue growth in the eLearning Division in 2006 as we roll out major new customers we signed this year.”

Financial Summary

•                  Revenue for the third quarter ended September 30, 2005 was $26.4 million, up 9 percent from the third quarter of 2004.  Results for the quarter include revenue of $10.4 million from the Company’s eLearning Division and $16.0 million from the Company’s Enrollment Division, Datamark, Inc.

•                  Operating income for the third quarter of 2005 was $4.0 million, up 63 percent from the third quarter of 2004.  Operating margin for the quarter was 15.0 percent compared to 10.0 percent for the same period last year.

•                  Net income before taxes for the third quarter of 2005 was $3.1 million, up 171 percent from the third quarter of 2004.  The Company expensed $1.3 million for income taxes in the third quarter of 2005 versus $40 thousand in the same period last year, resulting in net income for the third quarter of 2005 of $1.8 million ($0.08 per diluted share), up 59 percent from $1.1 million ($0.05 per diluted share), for the same period last year.

•                  Adjusted Net Income for the third quarter of 2005 was $3.4 million ($0.15 per share), up 31 percent from Adjusted Net Income of $2.6 million ($0.12 per share) for the same period last year.

•                  Free Cash Flow (Adjusted EBITDA less cash interest and capital expenditures) for the third quarter of 2005 was $4.2 million, up 133 percent from $1.8 million for the third quarter last year.

Financial Highlights

Revenue

eLearning Division revenue for the third quarter of 2005 increased 18 percent from the same period last year to $10.4 million.  Student fee revenue, which represented 89 percent of the eLearning Division’s revenue, increased 18 percent compared to the third quarter of 2004.  All other eLearning revenue was up 25 percent compared to the same period last year, primarily driven by academic consulting revenue associated with new customers.

Enrollment Division revenue for the third quarter of 2005 increased 3.3 percent from the same period last year to $16.0 million.  Direct mail revenue, which represented 58 percent of the Enrollment Division’s revenue, declined 8 percent compared to the same period last year, primarily as a result of one customer shifting its marketing mix from outsource direct mail to in-house interactive marketing.  Interactive revenue, which represented 30 percent of the Enrollment Division’s revenue, increased 17 percent compared to the third quarter of 2004.  Growth rates in interactive revenue as compared to the third quarter of 2004 were affected by a large customer pilot conducted during the prior year, as well as the introduction in 2005 of a new managed services model that generally reduces revenue and increases margins as compared to traditional pricing models.

Gross Margin

Gross margin for the third quarter of 2005 increased to 48.8 percent from 46.9 percent for the same period last year.  The Company’s consolidated gross margin was favorably impacted by improved margin from interactive revenues at the Company’s Enrollment Division.

Operating Margin

Operating margin for the third quarter of 2005 increased to 15.0 percent from 10.0 percent for the same period last year, primarily as a result of improved gross margin and relatively flat operating expenses.  Operating margin adjusted for stock-based compensation expense was 18.6 percent, up from 13.5 percent for the same period last year. Differences between the Company’s GAAP income from operations and Adjusted Income from Operations are further explained in the financial table that accompanies the unaudited Condensed Consolidated Statements of Operations included in this press release.

Income Taxes

The tax provision for the third quarter of 2005 was $1.3 million, which reflects an effective tax rate for the quarter of 43.2 percent.  This compares to a tax provision of $40 thousand for the same period last year.  The effective tax rate is higher than the statutory corporate tax rate due to the impact of certain non-deductible stock-based compensation and other expenses.

Adjusted Net Income

In the third quarter of 2005, the Company recorded non-cash charges of $1.6 million, including expenses related to stock-based compensation, amortization of identifiable intangible assets associated with the Datamark acquisition and the accretion of the discount on the Company’s debt (non-cash interest expense).  After adding these items back to GAAP net income, Adjusted Net Income was $3.4 million ($0.15 per diluted share) for the third quarter of 2005 compared to Adjusted Net Income of $2.6 million ($0.12 per diluted share) for the third quarter of 2004.  Differences between the Company’s GAAP net income and Adjusted Net Income are further explained in the financial table that accompanies the unaudited Condensed Consolidated Statements of Operations included in this press release.

Cash Flow and Capital Expenditures

For the third quarter of 2005, the Company generated Free Cash Flow of $4.2 million compared to $1.8 million for the third quarter last year.  Free Cash Flow, an alternative non-GAAP measure of liquidity, is defined as Adjusted EBITDA less cash interest and capital expenditures. Capital expenditures, including capitalized software development costs, were $1.4 million for the quarter, compared to $1.5 million for the same period last year.  Cash interest expense decreased by $403 thousand from the prior year to $634 thousand as a result of debt prepayment.  Differences between the Company’s GAAP net income and Free Cash Flow are further explained in the financial table that accompanies the unaudited Condensed Consolidated Statements of Operations included in this press release.

Balance Sheet

As of September 30, 2005, the Company had cash of $16.2 million, up from a balance of $12.9 million at June 30, 2005 and a balance of $8.2 million at December 31, 2004.

As of September 30, 2005, the Company’s debt level remained at $2 million of face value seller notes and $20 million face value senior subordinated debt.  The Company recently obtained a new revolving credit facility of $15 million, an increase of $5 million from the previous credit facility.

Operating Highlights

•                  For the 2005 summer academic term, which impacts both second and third quarters, the total number of distance student enrollments supported by the eLearning Division was approximately 168,000, up 60 percent from approximately 105,000 distance student enrollments in the summer term of 2004.

•                  For the 2005 fall academic term, which primarily impacts third and fourth quarters, the number of distance student enrollments supported by the eLearning Division is expected to exceed 280,000, up 61 percent from approximately 174,000 distance student enrollments in the 2004 fall term.

•                  As of the date of this press release, the Company’s eLearning Division has signed seven new platinum customers for the year, ahead of internal plans.

•                  Average annualized revenue per client at the eLearning Division was $220,000, up 22 percent from $181,000 in the third quarter of last year.

•                  Total media under management (defined as customers’ gross media spending for direct mail, interactive and other media managed by Datamark), totaled approximately $27 million for the third quarter, up 38 percent from the same quarter last year.

•                  The Company’s Board of Directors approved the adoption of a share repurchase program, authorizing the repurchase by the Company of up to $15 million of its outstanding shares of common stock.  The program will continue until December 31, 2006.  No shares were repurchased during the third quarter.

2005 Financial Guidance

The Company is providing the following guidance for the fourth quarter and full year 2005:

•                  Fourth quarter revenue of $29.0 million to $30.0 million, of which approximately 62 percent to 63 percent is expected to come from the Enrollment Division and approximately 37 percent to 38 percent is expected to come from the eLearning Division; full year revenue of $102.4 million to $103.4 million, up from prior guidance of $101 to $103 million.

•                  Fourth quarter operating income of $3.3 million to $4.0 million; full year operating income of $13.0 million to $13.7 million, up from prior guidance of $12.0 to $13.5 million.

•                  Fourth quarter net income of $1.4 million to $1.8 million (EPS of $0.06 to $0.08 based on an estimated 22.5 million diluted shares), assuming an effective tax rate of 40 percent; full year net income of $5.4 million to $5.8 million (EPS of $0.24 to $0.26 based on an estimated 22.5 million diluted shares), in line with prior guidance of $5.0 million to $6.0 million.

•                  Fourth quarter adjusted net income of $2.9 million to $3.3 million (Adjusted EPS of $0.13 to $0.15), which reflects adjustments of approximately $1.5 million for non-cash expenses including stock-based compensation, amortization of intangibles and non-cash interest expense; full year adjusted net income of $10.8 million to $11.2 million (adjusted EPS of $0.48 to $0.50), consistent with prior guidance of $10.4 to $11.5 million.

•                  Fourth quarter Free Cash Flow of $4.2 million to $4.9 million, reflecting cash interest expense of approximately $800 thousand and capital expenditures (including capitalized software development costs) of approximately $600 thousand; full year Free Cash Flow of $13.2 million to $13.9 million, at the high end of the prior range of $12.3 to $13.8 million.

2006 Initial Outlook

The Company is currently finalizing its budgets for 2006, and is providing the following initial outlook for the coming year.  The Company will provide detailed guidance in a subsequent press release and conference call.

•                  Revenue growth between 18 percent and 21 percent, with the eLearning Division providing growth of 25 percent to 28 percent and the Enrollment Division providing growth of 13 percent to 15 percent.

•                  The Company plans to generate substantial Free Cash Flow in 2006, and intends to use part of that cash flow to pay off debt and make modest investments in new growth opportunities, including:

•                  International expansion

•                  Expansion of Datamark’s admissions product line

•                  Excluding these investments, the Company expects to be on track with the four year plan and growth objectives it announced on February 1, 2005.

Conference Call

eCollege will hold a conference call to discuss its 2005 third quarter financial results at 7:30 a.m. Central time (8:30 a.m. Eastern time) on November 8, 2005.  Interested parties can listen to the live conference call webcast by going to the Investor Relations section of eCollege’s Web site at www.eCollege.com and clicking on the “Live Webcast” link.  Please access the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

For those unable to listen at the designated time, the archived webcast will be available on eCollege’s Web site for the next 12 months. A conference call replay also will be available from approximately 10:30 a.m. Central time (11:30 a.m. Eastern time) on November 8, 2005 until 11 p.m. Central time (midnight Eastern time) on November 15, 2005. To listen to the replay, participants should dial 800-642-1687. The conference ID for the replay is 1274459.

About eCollege

eCollege [Nasdaq: ECLG] is a leading provider of value-added information services to the post-secondary and K-12 education industries. The Company’s eLearning Division designs, builds and supports some of the most successful, fully online degree, certificate/diploma and professional development programs in the country.  The Company’s Enrollment Division, Datamark, Inc., helps institutions build new enrollments and increase student retention.  Customers include publicly traded for-profit institutions, community colleges, public and private universities, school districts and state departments of education.  eCollege was founded in 1996 and is headquartered in Chicago, with the eLearning Division headquartered in Denver. Datamark was founded in 1987 and is headquartered in Salt Lake City.  For more information, visit www.eCollege.com and www.Datamark.com.

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws.  Examples of these forward-looking statements include statements about expected future revenue, expenses, income from operations, Adjusted Income from Operations, net income, Adjusted Net Income, non-cash charges, EBITDA, Adjusted EBITDA, cash and cash equivalents, Free Cash Flow, capital expenditures, profitability, customer enrollments, the expected timing of and benefits to the Company and its customers from new products and services and any other statements that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: a significant portion of our revenue is generated from a relatively small number of customers; the ability of the Company to retain key executives at eCollege and Datamark; the difficulty in predicting future growth due to the early stage of and rapid changes in the market for our products and services; our eLearning customers’ ability to continue to build, grow and market their online programs; the difficulty in predicting changes in the mix of marketing products and services employed by customers of our Enrollment Division; substantial competition, including pricing competition, in the online education and enrollment and retention services markets; technological developments, emerging industry standards and government regulations, and customer requirements, which continually require us to improve our software and services; our debt obligations could adversely affect our financial health and our ability to obtain financing and react to changes in our business; the possibility that we may not be able to achieve continued growth or profitability, or maintain current levels of revenue; our ability to protect our intellectual property and other proprietary rights from infringement; the impact of laws and regulations affecting education and the Internet; our lengthy sales cycle; our network infrastructure and computer systems failing; the vulnerability of our network to security risks; the possibility that we may not be able to raise additional capital on acceptable terms; Datamark’s ability to develop and sustain long-term customer relationships; the cost of marketing activities, including mailing lists, materials and postal rates; and such other factors as are discussed in our most recent  Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), which you are encouraged to review in connection with this release. We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

eCollege is a registered trademark of eCollege.

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eCollege

Condensed Consolidated Balance Sheets

Unaudited

(in thousands)

	September 30, 2005	December 31, 2004

Current Assets:
Cash and Cash Equivalents	$16,156	$8,223
Accounts Receivable and Other Current Assets	24,414	15,538
Total Current Assets	40,570	23,761

Property and Equipment (Net), Software Development Costs (Net) and Other Assets	10,795	8,752
Identified Intangible Assets (Net)	9,159	10,359
Deferred Tax Asset	18,344	19,846
Goodwill	55,097	55,097
Total Assets	$133,965	$117,815

Current Liabilities:
Accounts Payable and Accrued Liabilities	$13,285	$14,340
Deferred Revenue and Customer Advances	8,379	3,790
Current Portion of Capital Lease Obligation	313	136
Current Portion of Long-Term Debt	—	1,000
Total Current Liabilities	21,977	19,266

Deferred Revenue	44	67
Other Liabilities and Capital Lease Obligation	717	543
Long-Term Debt ($20 million face value)	17,741	18,196
Seller Notes Payable ($2 million face value)	2,041	1,827
Total Liabilities	42,520	39,899

Common Stock and Additional Paid In Capital, less Treasury Stock	139,322	127,798
Warrants, Options and Deferred Compensation (Net)	6,677	8,597
Accumulated Deficit	(54,554)	(58,479)
Total Shareholders’ Equity	91,445	77,916

Total Liabilities and Shareholders’ Equity	$133,965	$117,815

eCollege

Condensed Consolidated Statements of Operations

Unaudited

(in thousands, except per share data)

	For the Three Months Ended September 30,
	2005	2004

eLearning	$10,410	$8,797
Enrollment Marketing	16,009	15,494
Total Revenue	26,419	24,291

Cost of Revenue	13,521	12,887
Gross Profit	12,898	11,404

Research and Development	1,976	1,545
Sales and Marketing	2,331	2,317
General and Administrative	4,211	4,743
Amortization of Intangible Assets	414	373
Total Operating Costs and Expenses	8,932	8,978

Income from Operations	3,966	2,426
Interest and Other Income (Expense), Net	(858)	(1,278)
Income Before Income Taxes	3,108	1,148
Income Taxes	1,342	40
Net Income	$1,766	$1,108

Basic Net Income per Share	$0.08	$0.05

Diluted Net Income per Share	$0.08	$0.05

Shares Used in Computing Basic Net Income per Share	21,871	20,411
Shares Used in Computing Diluted Net Income per Share	22,522	21,926

Reconciliation of Adjusted Income from Operations to Income from Operations(1):

Income from Operations	$3,966	$2,426
Adjustments for Stock-based Compensation	955	849
Adjusted Income from Operations	$4,921	$3,275

Reconciliation of Adjusted Net Income, Adjusted EBITDA and Free Cash Flow to Net Income(1):

		(2)Per Share		(2)Per Share
Net Income	$1,766	$0.08	$1,108	$0.05
Adjustments for Non-Cash Charges:
Stock-based Compensation Expense	955		849
Amortization of Identified Intangibles	414		373
Non-cash Interest Expense	224		241
Adjusted Net Income (1)	3,359	$0.15	2,571	$0.12
Depreciation	700		624
Amortization of Capitalized Software	155		0
Cash Interest (Income)/Expense, Net	634		1,037
Taxes on Income	1,342		40
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (1)	$6,190		$4,272
Capital Expenditures	1,122		851
Capitalized Software	283		600
Cash Interest	634		1,037
Free Cash Flow (1)	$4,151		$1,784

(1)          Adjusted Income from Operations, Net Income, Adjusted EBITDA and Free Cash Flow are not generally accepted accounting principles, or “GAAP,” based measures. However, management believes, based on feedback from investors, analysts and other users of the Company’s financial information, that Adjusted Income from Operations, Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are appropriate measures of the operating performance of the Company because they are an indication of the resources available for strategic opportunities and are used by many investors to assess the Company’s profitability from current operations.  Further, management believes, based on feedback from analysts, that Adjusted Net Income and Free Cash Flow are important measures that analysts use in estimating and analyzing results for the Company, which estimates are used by investors and potential investors.  Finally, as a result of the Company’s acquisition of Datamark in Q4 2003 and related borrowings, Adjusted EBITDA has been defined by the Company’s lenders as an important metric, and is used in the Company’s debt compliance covenants.  These measures, however, should be considered in addition to, not as a substitute for or superior to, net income, cash flows or other measures of financial performance prepared in accordance with GAAP.  Adjusted Income from Operations, Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are reconciled herein to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

(2)          Per share data presented is based on each period’s respective weighted average dilutive shares outstanding.

eCollege

Condensed Consolidated Statements of Operations

Unaudited

(in thousands, except per share data)

	For the Nine Months Ended September 30,
	2005	2004

eLearning	$30,426	$25,482
Enrollment Marketing	42,878	39,356
Total Revenue	73,304	64,838

Cost of Revenue	37,176	33,706
Gross Profit	36,128	31,132

Research and Development	5,421	5,022
Sales and Marketing	7,448	7,443
General and Administrative	12,425	11,807
Amortization of Intangible Assets	1,200	1,119
Total Operating Costs and Expenses	26,494	25,391

Income from Operations	9,634	5,741
Interest and Other Income (Expense), Net	(2,691)	(3,813)
Income (Loss) before Income Taxes	6,943	1,928
Income Taxes	3,018	102
Net Income	$3,925	$1,826

Basic Net Income per Share	$0.18	$0.09

Diluted Net Income per Share	$0.18	$0.08

Shares Used in Computing Basic Net Income per Share	21,670	20,254
Shares Used in Computing Diluted Net Income per Share	22,353	22,376

Reconciliation of Adjusted Income from Operations to Income from Operations(1):

Income from Operations	$9,634	$5,741
Adjustments for Stock-based Compensation	2,058	2,853
Adjusted Income from Operations	$11,692	$8,594

Reconciliation of Adjusted Net Income, Adjusted EBITDA and Free Cash Flow to Net Income(1):

		(2)Per Share		(2)Per Share

Net Income	$3,925	$0.18	$1,826	$0.08
Adjustments for Non-Cash Charges:
Stock-based Compensation Expense	2,058		2,853
Amortization of Identified Intangibles	1,200		1,119
Non-cash Interest Expense	684		665
Adjusted Net Income (1)	7,867	$0.35	6,463	$0.29
Depreciation	2,087		1,787
Amortization of Capitalized Software	425		314
Cash Interest (Income)/Expense, Net	2,007		3,113
Taxes on Income	3,018		102
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (1)	$15,404		$11,779
Capital Expenditures	3,244		2,206
Capitalized Software	1,240		1,013
Cash Interest	2,008		3,113
Free Cash Flow (1)	$8,912		$5,447

eCollege

Condensed Consolidated Statement of Cash Flow

Unaudited

(in thousands)

	For the Nine Months Ended September 30,
	2005	2004

Cash Flows from Operating Activities:
Net Income	$3,925	$1,826

Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities-
Depreciation	2,087	1,786
Amortization of Capitalized Software	425	314
Amortization of Intangible Assets	1,200	1,119
Stock-Based Compensation	2,058	2,853
Other (Net)	3,886	1,842
Change in-
Accounts Receivable	(7,388)	(7,930)
Accounts Payable and Accrued Liabilities	(750)	4,824
Deferred Revenue	4,566	4,718
Other Changes in Assets and Liabilities (Net)	(727)	(766)
Net Cash Provided by Operating Activities	9,282	10,586

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(2,715)	(2,074)
Capitalized Software Development Costs	(1,240)	(1,013)
Other (Net)	—	(664)
Net Cash Used in Investing Activities	(3,955)	(3,751)

Cash Flows from Financing Activities:
Proceeds from Issuance of Common Stock	4,690	1,981
Stock Issuance Costs	—	(10)
Proceeds and Payments from (on) Leasing Arrangements (Net)	(167)	(93)
Proceeds and Payments from (on) Term Loan (Net)	(1,917)	(750)
Proceeds and Payments from (on) Line of Credit (Net)	—	323
Net Cash Provided by Financing Activities	2,606	1,451

Net Increase in Cash and Cash Equivalents	7,933	8,286
Cash and Cash Equivalents, Beginning of Period	8,223	15,974
Cash and Cash Equivalents, End of Period	$16,156	$24,260